Exhibit 10.1

Live Ventures Incorporated

325 E. Warm Springs Road, Suite 102

Las Vegas, NV 89119

To: Eric Althofer

Subject: Offer of Employment

Date: March 10, 2021

Dear Eric,

We are pleased to offer you a position with Live Ventures Incorporated (“Live Ventures”).  This letter (this "Agreement") sets forth the terms and conditions that govern your employment at Live Ventures.

1. Start Date, Term, Benefits, and Duties.

Your start date will be April 10, 2021 (the “Effective Date”).  You will be employed as Chief Operating Officer (“COO”) and Managing Director (Finance) for Live Ventures and its subsidiaries, reporting directly to Live Ventures’ President and Chief Executive Officer.  Your initial employment period pursuant to this offer letter shall be the period which starts on the Effective Date and ends on the first anniversary thereof; provided, your employment period shall automatically be extended for one additional year on the first anniversary of the Effective Date and on each subsequent anniversary of the Effective Date unless either Live Ventures or you provides at least 90 days’ prior written notice before such anniversary date that there will be no such extension.  We agree to meet and confer (the “Review Meeting”) at least three months prior to the first anniversary of the Effective Date (the “First Anniversary Date”) to discuss any extension and/or modifications to the terms of this Agreement under terms which shall not be materially worse than presented herein, and determine whether to allow this Agreement to expire in accordance with its terms or reach mutual agreement on the other terms.

You will perform such duties as are usual and customary for your position, in addition to such duties as may be assigned to you by Live Ventures’ President and Chief Executive Officer.  These duties include, but are not limited to, responsibility for (i) corporate development and strategy (including mergers and acquisitions), (ii) until such time as a successor Chief Financial Officer is hired, all financial affairs of the Company, including accounting, treasury and tax matters, (iii) managing all of the Company’s relationships with its outside third party lenders, and (iv) working with the Chief Executive Officer’s of each of the Company’s operating subsidiaries to assist in obtaining operational efficiencies. You will be classified as an Exempt employee and, except as may be set forth in this Agreement or as required by the terms of the Company’s 401(k) Plan (as defined below), will be entitled to the full package of Live Ventures’ benefits the 1st of the month following 60 days of employment after your initial hire date. For the avoidance of doubt, health, dental and vision benefits will begin on the Effective Date.  Benefits include health, dental, and vision insurance, accrue 10 days of PTO, and participation in Live Venture’s 401(k) plan (the “401(k) Plan”).  You understand and acknowledge that Live Ventures may add to, subtract from, or otherwise modify your duties and job title at any time in its sole discretion, provided that any such change does not represent a material diminution in duties.  Except as set forth in this Agreement, you will perform your duties for Live Ventures on a full-time basis, devoting substantially all of your productive business time, energy and skill to the diligent and faithful performance thereof.  You

Exhibit 10.1

will comply with all policies, orders and directives Live Ventures may issue from time to time, including, without limitation, any policies set forth in Live Ventures’ Employee Handbook as it may be amended from time to time.

2. At-Will Employment.

Live Ventures offers "At Will" employment.  "At Will" employment means that employment may be terminated at any time, for any reason, with or without cause, by either Live Ventures or the employee regardless of years of service.  Similarly, as an "at-will" employee, Live Ventures has the right to change your job title, position and job responsibilities at any time, provided that any such change does not represent a material diminution in duties.  Your status as an at-will employee cannot be modified except by a writing signed by an executive officer of Live Ventures.

3. Equal Employment Opportunity.

Live Ventures is also fully committed to equal employment opportunity. "Equal Employment"

means that Live Ventures is not influenced by any individual's actual or perceived age, race, color, ancestry, sex, gender, pregnancy, childbirth or related conditions.

4. Compensation.

As compensation for your services, Live Ventures will pay you a starting base salary at the annualized rate of $300,000 (“Base Salary”), with discretionary bonus potential as determined by Live Ventures’ President and Chief Executive Officer, depending upon performance.  Monetary compensation will be subject to customary withholding and deductions and payable in accordance with Live Ventures' customary payroll policies and practices.  Subsequent salary reviews and adjustments are at the subjective discretion of Live Ventures.  If Live Ventures terminates your employment prior to the First Anniversary Date for any reason or no reason, Live Ventures agrees to continue to pay your Base Salary in accordance with Live Ventures’ customary payroll policies and practices through the First Anniversary Date.

5. Employee Policies and Benefits.

Your employment by Live Ventures is conditioned upon your review, acknowledgment of, and compliance with the policies set forth in the Live Ventures Employee Handbook, as it may be amended from time to time, and your execution and delivery of Live Ventures’ arbitration agreement, work-for-hire agreement, and confidentiality agreement (collectively, the “Personnel Documents”), copies of which will be provided to you following your execution and delivery of this Agreement.  Paid Time Off (PTO), sick leave and your other benefits are explained in the Employee Handbook. Live Ventures is not obligated to provide or continue to maintain any particular plan or program, or any particular benefit level, under any plan or program.  Your PTO benefits from Live Ventures may, at your election, be cashed upon termination of employment, in accordance with our employee handbook.

6. Waiver or Modification.

No provision of this Agreement may be modified, amended, or waived unless in writing and signed by an executive officer of Live Ventures and you.   A waiver of any one provision shall not be deemed to be a waiver of any other provision.

Exhibit 10.1

7.  Severability.

Should any provision of this Agreement be held invalid, void, or unenforceable for any reason, such adjudication shall in no way affect any other provision of this Agreement or the validity or enforcement of the remainder of the Agreement, and the provision affected shall be curtailed only to the extent necessary to bring it within the applicable requirements of the law.

8. Stock Option.

As soon as practicable following the Effective Date, COO will be granted an option to purchase 5,000 shares of the Company’s common stock (the “Initial Option”) at an exercise price of $40.00 per share. Subject to the parties agreeing to the term of your employment beyond the First Anniversary Date, the Initial Option shall fully vest or be deemed fully vested on the First Anniversary Date. The parties acknowledge and agree that if at the Review Meeting it is determined to extend your employment beyond the First Anniversary Date, then the parties shall discuss granting you a stock option to purchase an additional 20,000 shares per year for three years, with an exercise price of $40.00 per share and vesting and other terms and conditions to be mutually agreed upon.

9. Entire Agreement.

The Personnel Documents constitute the entire understanding between you and Live Ventures concerning the subject matter of your employment.  The Personnel Documents supersede any and all prior or contemporaneous written or oral agreements between or among you and representatives of Live Ventures concerning the subject matter of your employment.  This Agreement shall be governed by laws of the State of Nevada. For the avoidance of doubt, no Introductory Period will apply.

If all of the terms set forth above are acceptable to you, please sign and date this Agreement and return them to Gail Kyser at gkyser@liveventures.com at your earliest convenience.   As these documents must be signed as a condition of your employment, please return them to Gail Kyser no later than March 15, 2021.

(Remainder of this page intentionally left blank; signatures begin on the next page.)

Exhibit 10.1

Very truly yours,

LIVE VENTURES INCORPORATED

By:  ___/s/ Jon Isaac______________________                             Date: March 11, 2021

Name:  Jon Isaac

Title:  President and Chief Executive Officer

EMPLOYEE ACKNOWLEDGEMENT AND AGREEMENT:

I acknowledge receipt of this Agreement and accept the offer of employment on the terms and conditions set forth in the Agreement.

____/s/ Eric Althofer_______________________                             Date:  March 10, 2021

Eric Althofer